UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2012

BROADWAY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27464	95-4547287
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 Wilshire Boulevard, Los Angeles, California		90010
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (323) 634-1700

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 11, 2012, the Company sent a letter to its stockholders informing them that the Company is preparing for completion of its previously reported recapitalization transactions and providing a summary of those transactions as currently contemplated. The letter further stated that the Company has received approval from the Nasdaq Stock Exchange to rely on an exemption from the Nasdaq stockholder approval requirements that would otherwise apply to the recapitalization that Nasdaq makes available to companies which demonstrate to Nasdaq’s satisfaction that the financial viability of the company would be jeopardized by the delay that would be involved in obtaining stockholder approval. As required by the Nasdaq Listing Rules, the Company’s reliance on this exception has been approved by the Audit Committee of the Company’s board of directors, which committee is composed solely of directors who satisfy the Nasdaq Listing Rule definition of independent directors.

Under the Nasdaq Listing Rules, advance stockholder approval is normally required for a private transaction involving the issuance of common stock that exceeds 20% of a company’s currently outstanding common stock or that would involve a change in control of the company. As described in the letter sent to the Company’s stockholders, the recapitalization transactions would involve the issuance of common stock and securities convertible into common stock that together would greatly exceed 20 % of the Company’s currently outstanding shares of common stock. Completion of the recapitalization transactions is subject to regulatory approval and other material conditions and there is no assurance that such transactions will be completed.

A copy of the letter to stockholders is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

99.1	Letter to stockholders dated December 11, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWAY FINANCIAL CORPORATION

Date: December 11, 2012	By	/s/ Wayne Kent A. Bradshaw
Wayne Kent A. Bradshaw
Chief Executive Officer

EXHIBIT INDEX

99.1	Letter to stockholders dated December 11, 2012